As filed with the Securities and Exchange Commission on August 2, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNCOKE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	90-0640593
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1011 Warrenville Road, Suite 600, Lisle, IL 60532

(Address of principal executive offices) (Zip Code)

SUNCOKE PROFIT SHARING AND RETIREMENT PLAN

SAVINGS PLAN FOR SUBSIDIARIES OF SUNCOKE ENERGY, INC.

SUNCOKE ENERGY, INC. SAVINGS RESTORATION PLAN

(Full title of the plans)

Denise R. Cade, Esq.

Senior Vice President, General Counsel & Corporate Secretary

SunCoke Energy, Inc.

1011 Warrenville Road, Suite 600

Lisle, IL 60532

(Name and address of agent for service)

(630) 824-1000

(630) 824-1004 (facsimile)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01
SunCoke Profit Sharing and Retirement Plan	1,500,000	$ 15.43	$23,145,000	$2,652.42
Savings Plan for Subsidiaries of SunCoke Energy, Inc.	1,000,000	$ 15.43	$15,430,000	$1,768.28
SunCoke Energy, Inc. Savings Restoration Plan	500,000	$ 15.43	$7,715,000	$884.14
TOTAL:	3,000,000	$ 15.43	$46,290,000	$5,304.84
Interests in the Plan	(4)	(4)	(4)	(4)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock, par value $0.01 (the “Common Stock”), that become issuable under the SunCoke Profit Sharing and Retirement Plan, the Savings Plan for Subsidiaries of SunCoke Energy, Inc., and the SunCoke Energy, Inc. Savings Restoration Plan (the “Plans”) by reason of any stock dividend, stock split, recapitalization or similar transaction which would increase the number of outstanding shares of the Registrant’s Common Stock.
(2)	The shares are to be offered under the Plans at prices not presently determinable. The offering price is estimated pursuant to Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on July 27, 2012.
(3)	Estimated pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee.
(4)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans for which no separate fee is required.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(1)	The Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2011 filed with the SEC on February 29, 2012.

(2)	The Quarterly Report on Form 10-Q of the Registrant for the fiscal quarter ended March 31, 2012 filed with the SEC on May 2, 2012.

(3)	The Quarterly Report on Form 10-Q of the Registrant for the fiscal quarter ended June 30, 2012 filed with the SEC on August 2, 2012.

(4)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 9, 2012, January 18, 2012, May 4, 2012, May 11, 2012 and July 20, 2012.

(5)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-35243), filed by the Registrant with the SEC under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant or the Plans subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation and bylaws provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation and bylaws provide for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant maintains industry standard policies of insurance under which coverage is provided to its directors and officers against legal liability for loss which is not indemnified arising from claims made by reason of breach of duty or other wrongful act while acting in their capacity as directors and officers of the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits filed herewith are set forth on the Exhibit Index filed as part of this Registration Statement. The Registrant has received from the Internal Revenue Service a determination that the SunCoke Profit Sharing and Retirement Plan and the Savings Plan for Subsidiaries of SunCoke Energy, Inc. are qualified under Section 401 of the Internal Revenue Code and the Registrant will cause to be made all changes required by the Internal Revenue Service in order to continue to so qualify the Plans.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, State of Illinois, on August 2, 2012.

SUNCOKE ENERGY, INC.

By:	/s/ Denise R. Cade
Denise R. Cade
Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 2, 2012.

Signature	Title

/s/ Frederick A. Henderson Frederick A. Henderson	Chief Executive Officer and Chairman (Principal Executive Officer)

/s/ Mark E. Newman* Mark E. Newman	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Fay West* Fay West	Vice President and Controller (Principal Accounting Officer)

/s/ Robert J. Darnall* Robert J. Darnall	Director

/s/ Alvin Bledsoe* Alvin Bledsoe	Director

/s/ Peter B. Hamilton* Peter B. Hamilton	Director

/s/ Karen B. Peetz* Karen B. Peetz	Director

/s/ John W. Rowe* John W. Rowe	Director

/s/ James E. Sweetnam* James E. Sweetnam	Director

*	Frederick A. Henderson, pursuant to powers of attorney duly executed by the above officers and directors of SunCoke Energy, Inc. and filed with the SEC, hereby executes this Registration Statement on behalf of each of the persons named above in the capacity set forth opposite his or her name.

/s/ Frederick A. Henderson Frederick A. Henderson	August 2, 2012

THE PLANS. Pursuant to the requirements of the Securities Act, the Plan Administrator has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the in the City of Lisle, State of Illinois, on August 2, 2012.

SUNCOKE PROFIT SHARING AND RETIREMENTS PLAN
SAVINGS PLAN FOR SUBSIDIARIES OF SUNCOKE ENERGY, INC.
SUNCOKE ENERGY, INC. SAVINGS RESTORATION PLAN

By:	/s/ Gary P. Yeaw
Gary P. Yeaw
Vice President, Human Resources and Chair, Employee Benefits and Investment Committee

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference herein to Exhibit 3.1 to Amendment No. 4 to Registrant’s Registration Statement on Form S-1 filed on July 6, 2011, File No. 333-173022)

4.2	Amended and Restated Bylaws (incorporated by reference herein to Exhibit 3.2 to Amendment No. 1 to Registrant’s Registration Statement on Form S-1 filed on May 11, 2011, File No. 333-173022)

4.3	SunCoke Profit Sharing and Retirement Plan

4.4	Savings Plan for Subsidiaries of SunCoke Energy, Inc.

4.5	Amendment Number One to Savings Plan for Subsidiaries of SunCoke Energy, Inc.

4.6	Amendment Number Two to Savings Plan for Subsidiaries of SunCoke Energy, Inc.

4.7	SunCoke Energy, Inc. Savings Restoration Plan (incorporated by reference herein to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 9, 2011, File No. 333-35243)

4.8	Amendment Number One to the SunCoke Energy, Inc. Savings Restoration Plan, effective as of January 1, 2012 (incorporated by reference herein to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed on May 2, 2012, File No. 001-35243)

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Marshall Miller & Associates, Inc.

24.1	Powers of Attorney